EXHIBIT 99.1

20 Progress Drive, Shelton, CT 06484

PHONE: (203) 925-1556 – FAX (203) 225-0050

Panolam Reports Third Quarter 2008 Results

Shelton, Connecticut (November 25, 2008) – On Friday, November 14, 2008, Panolam Industries International, Inc. reported its consolidated financial results for the three and nine months ended September 30, 2008. All financial information presented below is unaudited.

Net sales were $96.4 million and $296.9 million in the three and nine months ended September 30, 2008 compared to $105.6 million and $329.8 million for the three and nine months ended September 30, 2007, a decrease of approximately 9% in the third quarter and approximately 10% in the nine month period. In local currencies, net sales for 2008 declined approximately 9% and 11%, respectively in the third quarter and nine month period. The decrease in sales in the three and nine months ended September 30, 2008 as compared to the three and nine months ended September 30, 2007 is primarily attributable to lower high pressure laminate, or HPL, sales which declined approximately 8% and 10% during the respective periods and thermally-fused melamine, or TFM, sales which declined approximately 16% and 15% during the respective periods. The sales declines in both HPL and TFM for the nine months ended September 30, 2008 were partially offset by a $5.9 million increase in industrial laminate sales related to our new fiber reinforced plastic, or FRP, products. Due to the appreciation of the Canadian dollar against the U.S. dollar, currency translation as it relates to our Canadian operation had the effect of increasing sales in the three and nine months ended September 30, 2008 by approximately $0.1 million and $4.8 million when compared to foreign exchange translations for the comparable 2007 periods.

Sales of decorative laminates were $83.5 million and $257.3 million in the three and nine months ended September 30, 2008 compared to $92.6 million and $290.5 million for the same periods in 2007. Sales of decorative laminates, which includes both TFM and HPL (approximately 87% of net sales), decreased approximately 10% and 11%, respectively in the three and nine month periods ended September 30, 2008 as compared to 2007.

Sales of other products, net of the intercompany sales eliminations, principally specialty resins, decorative overlay papers and industrial laminates, were $12.9 million and $39.6 million in the three and nine months ended September 30, 2008 compared to $13.0 million and $39.3 million for the three and nine months ended September 30, 2007. Other product sales (approximately 13% of net sales) remained relatively flat in the three and nine months ended September 30, 2008 as compared to the same periods in 2007. For the nine months ended September 30, 2008, specialty resins accounted for approximately 5.4% of our total sales, while industrial and other specialty laminates, and decorative overlay papers accounted for approximately 5% and 1% of our sales, respectively.

Net loss for the three months ended September 30, 2008 was $1.2 million compared to net income of $1.1 million for the three months ended September 30, 2007, a decrease of approximately $2.3 million. The decrease in net income is primarily attributable to lower net sales in the three months ended September 30, 2008 compared to the three months ended September 30, 2007, which were partially offset by decreases in the total cost of goods sold due to lower sales volume, as well as decreases in selling, general and administrative expenses, interest expense and income taxes in the three months ended September 30, 2008.

Net loss for the nine months ended September 30, 2008 was $2.1 million compared to net income of $4.4 million for the nine months ended September 30, 2007, a decrease of approximately $6.5 million. The decrease in net income is primarily attributable to lower net sales in the nine months ended September 30,

2008 compared to the nine months ended September 30, 2007, which were partially offset by decreases in the total cost of goods sold due to lower sales volume, as well as decreases in selling, general and administrative expenses, interest expense and income taxes in the nine months ended September 30, 2008.

Commenting on the third quarter 2008 results, Chairman of the Board, President and Chief Executive Officer, Robert J. Muller stated, “Our net sales for the three and nine month periods ended September 30, 2008 were adversely impacted by weakness in the U.S. economy and by the sharp slowdown in residential and commercial construction, particularly the residential housing and credit markets. Our HPL and TFM products were most affected by these adverse market conditions”.

Robert J. Muller, Jr., Panolam’s Chairman, President and CEO, will host the Company’s third quarter 2008 conference call to discuss its financial results on Wednesday, December 3, 2008 at 1:00 pm EDT. The conference call will be available to all interested parties by phone at (USA): (800) 762-6085 and (International) (480) 629-9025. The pass code for the conference call is miceli.

A replay of the Company’s conference call will also be available beginning at 8:00 pm EDT on Wednesday, December 3, 2008 and will be available through Monday, December 8, 2008. The numbers to call for the replay of the conference call are (USA) (800) 475-6701 and (International) (320) 365-3844. The access code for the replay of the conference is 972200.

About Panolam Industries International, Inc.:

Panolam (www.panolam.com) is a leading designer, manufacturer and distributor of decorative and industrial laminates in North America. The company’s products, which are marketed under the widely recognized Panolam®, Pluswood®, Pionite® and Nevamar® brand names, are used in a wide variety of commercial and residential indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures and displays, and other specialty applications. High pressure laminates (HPL), thermally-fused melamine (TFM), fiber reinforced laminate (FRL®), Leatherlam®, and Panolam’s engineered laminates are utilized as durable and economical alternatives for natural surfacing materials such as wood, stone and ceramic. A typical customer or end-user of decorative overlays might utilize TFM, HPL, FRL® or Leatherlam® for different surfaces of the same project. Conolite® aircraft laminates are typically used as cargo liner for commercial jet aircraft.  As a vertically integrated manufacturer, Panolam produces decorative surfaces that offer unparalleled quality, variety and flexibility to customers worldwide.

Forward-Looking Statements

Statements included in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting Panolam Industries International, Inc. and therefore involve a number of uncertainties and risks. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those expressed or implied by the forward-looking statements. Please refer to the Company’s 2007 Annual Report on Form 10-K filed on March 31, 2008 and the Company’s other filings with the Securities and Exchange Commission, for some of the factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

CONTACT:	Panolam Industries International, Inc.
Vincent S. Miceli
Chief Financial Officer
(203) 925-1556 ext.2263

PANOLAM INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,204	$10,744
Accounts receivable, less allowances of $7,082 at September 30, 2008 and $7,048 at December 31, 2007	24,149	19,269
Inventories	58,146	58,151
Other current assets	12,391	18,920
Total current assets	122,890	107,084
PROPERTY, PLANT AND EQUIPMENT – Net	241,358	265,045
GOODWILL	100,502	102,460
INTANGIBLE ASSETS – Net	79,212	82,921
DEBT ACQUISITION COSTS – Net	7,482	8,814
OTHER ASSETS	69	35

TOTAL	$551,513	$566,359

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,605	$11,780
Accrued liabilities	25,716	25,667
Current portion of long-term debt	23	47
Other current liabilities	319	1,313
Total current liabilities	38,663	38,807

LONG-TERM DEBT, LESS CURRENT PORTION	322,981	319,894
DEFERRED INCOME TAXES	76,038	81,229
DUE TO PANOLAM HOLDINGS CO	—	5,619
OTHER LIABILITIES	7,436	4,848
Total liabilities	445,118	450,397

STOCKHOLDER’S EQUITY:
Common stock, $0.01 par value – 200 shares authorized, 200 shares issued and outstanding	—	—
Additional paid-in capital	81,405	81,038
Accumulated earnings	15,110	17,222
Accumulated other comprehensive income	9,880	17,702
Total stockholder’s equity	106,395	115,962

TOTAL	$551,513	$566,359

PANOLAM INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

NET SALES	$96,392	$105,603	$296,905	$329,776

COST OF GOODS SOLD	80,022	83,336	241,046	257,491

GROSS PROFIT	16,370	22,267	55,859	72,285

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,327	12,059	37,354	39,449

INCOME FROM OPERATIONS	5,043	10,208	18,505	32,836

INTEREST EXPENSE	7,030	8,525	21,829	26,201

INTEREST INCOME	(114)	(149)	(286)	(456)

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	(1,873)	1,832	(3,038)	7,091

INCOME TAX (BENEFIT) EXPENSE	(634)	712	(926)	2,660

NET (LOSS) INCOME	$(1,239)	$1,120	$(2,112)	$4,431

PANOLAM INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,112)	$4,431
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	23,118	20,427
Deferred income tax (benefit) expense	(3,210)	3,813
Amortization of debt acquisition costs	1,332	1,565
Stock based compensation expense	367	361
Other	225	(148)
Changes in operating assets and liabilities:
Accounts receivable	(5,026)	(7,347)
Inventories	(408)	(3,541)
Other current assets	2,358	1,667
Accounts payable and accrued liabilities	(1,293)	6,764
Income taxes payable	5,624	(4,337)
Other	(600)	(807)
Net cash provided by operating activities	20,375	22,848

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,126)	(8,273)
Net cash used in investing activities	(3,126)	(8,273)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(2,030)	(8,021)
Borrowings under revolving credit facility	5,000	—
Settlement of amount due to Panolam Holdings Co	(2,482)	—
Net cash provided by (used in) financing activities	488	(8,021)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(277)	993
NET CHANGE IN CASH AND CASH EQUIVALENTS	17,460	7,547
CASH AND CASH EQUIVALENTS - Beginning of period	10,744	10,849
CASH AND CASH EQUIVALENTS - End of period	$28,204	$18,396

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest	$16,565	$20,080
Cash payments for income taxes, net of refunds	(3,339)	3,184